UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

August 5, 2025

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 001-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

13907 S. Minuteman Drive, Suite 500

Draper, Utah 84020

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report:

2200 West Parkway Boulevard

Salt Lake City, Utah 84119-2099

______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.05 Par Value	FC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2025, Franklin Covey Co. (the Company) announced the following changes to its executive leadership team.

Jennifer C. Colosimo Departure

After 24 years of extraordinary service, Jennifer C. Colosimo will step down as President of the Enterprise Division, effective August 31, 2025. Ms. Colosimo will continue to be employed by the Company as a senior advisor to assist with the transition to the new President of the Enterprise Division and will receive cash compensation totaling $50,000 plus benefits from the effective date through December 31, 2025. In addition, Ms. Colosimo will receive a portion of the speaking fees generated from her client keynote presentations through the transition period.

Ms. Colosimo has served as the President of the Enterprise Division since September 2020 and was appointed an Executive Officer in January 2021. Over her career at Franklin Covey, Ms. Colosimo has profoundly impacted the Company’s culture and success, and the Company expresses its gratitude for her vision, integrity, and leadership over the years.

Appointment of Holly Procter as President of the Enterprise Division

Effective September 1, 2025, Holly Procter will begin service as President of the Enterprise Division. Ms. Procter, age 39, joined Franklin Covey in June 2024 and was appointed to the role of Chief Revenue Officer and a member of the executive leadership team in November 2024. Ms. Procter’s career spans many industries, including enterprise software, technology, consulting and healthcare and she has provided leadership in Fortune 100 and Fortune 500 companies and high-growth startups including LinkedIn, Gallup, Clari, WeWork, and Incredible Health. Holly brings more than 18 years of experience in orchestrating go-to-market planning and revenue cadences, building and launching sales enablement programs, deploying leading sales technology, international expansion, product launches, and hiring across all core revenue roles to build world-class revenue organizations.

Prior to joining Franklin Covey, Ms. Procter served as the Chief Revenue Officer at Incredible Health from May 2023 to June 2024.  From February 2020 to April 2023 Holly served as Senior Vice President, Global Head of Sales at Clari.

Ms. Procter earned a Master of Business Administration and a bachelor’s degree in business administration, management, and marketing from the University of Nebraska-Lincoln. Holly is also a CIMBA International Consulting Six Sigma Green Belt, Kepner Tregoe (Decision Analysis and Problem Solving).

In connection with Ms. Procter’s appointment as President of the Enterprise Division, she will receive an increase in total compensation that is subject to review and approval by the Organization and Compensation Committee of the Company’s Board of Directors (the Compensation Committee). Upon the Compensation Committee’s approval, which is expected in October, the Company will file an amendment to this Current Report on Form 8-K to include Ms. Procter’s annual base salary, annual cash bonus, and equity awards. Ms. Procter’s current annual compensation consists of an annual base salary of $360,000, an annual performance-based cash bonus plan with a target annual cash bonus opportunity of $240,000, and an annual equity award targeted at $220,000. For fiscal 2025, the annual equity award was comprised of 75% performance stock units and 25% time-vesting stock units. Ms. Procter will be paid in accordance with the Company’s compensation programs for executive officers as set forth in the Company’s proxy statement filed with the Securities and Exchange Commission on December 20, 2024. Ms. Procter will also be eligible to participate in the Company’s change-in-control policy applicable to all of the Company’s executives and severance policy applicable to all of the Company’s employees.

Ms. Procter (i) has no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, (ii) is not a party to any related person transaction with the Company, and (iii) has no arrangements or understandings with any other person pursuant to which she was selected as an officer of the Company.

Item 9.01 Financial Statements and Exhibits

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date: August 7, 2025	By:	/s/ Jessica G. Betjemann
Jessica G. Betjemann
Chief Financial Officer